Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the references to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of comScore, Inc. for the registration of common stock, preferred stock, warrants and debt securities and to the incorporation by reference therein of our reports dated March 12, 2010, with respect to the consolidated financial statements of comScore, Inc., and the effectiveness of internal control over financial reporting of comScore, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
McLean, Virginia
April 28, 2010